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                                                                     EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
ARV Assisted Living, Inc:

We consent to the incorporation by reference in the registration statement No. 333-16269 on Form S-3 of ARV Assisted Living, Inc. of our report dated June 20, 1997, relating to the consolidated balance sheets of ARV Assisted Living, Inc. and subsidiaries as of March 31, 1997, and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1997, and related schedule, which report appears in the March 31, 1997, annual report on Form 10-K/A, Amendment No. 1, of ARV Assisted Living, Inc.

                                        /s/ KPMG PEAT MARWICK LLP

Orange County, California
July 21, 1997